FIRST AMENDMENT TO THE
MANAGEMENT FEE WAIVER AGREEMENT

with

MASON STREET ADVISORS, LLC

THIS FIRST AMENDMENT dated as of October 17, 2024, to the Management Fee Waiver Agreement, dated as of October 31, 2023 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time, and MASON STREET ADVISORS, LLC (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the agreement to waive management fees of the Column Small Cap Select Fund, Column Small Cap Fund, Column Mid Cap Select Fund and Column Mid Cap Fund through December 31, 2025, continuing hereafter for subsequent one year periods unless terminated in accordance with the terms of the Agreement.

NOW, THEREFORE, the parties agree as follows:

The parties agree to extend the termination date of the Agreement to December 31, 2025, continuing thereafter for subsequent one year periods unless terminated in accordance with the terms of the Agreement.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A		MASON STREET ADVISORS, LLC
By:	/s/ John P. Buckel	By:	/s/ Paul Mikelson
Name:	John P. Buckel	Name: Paul Mikelson
Title:	President	Title: President